Exhibit 10.1

QUOVADX, INC.

     EXECUTIVE MANAGEMENT 2007 ANNUAL BONUS INCENTIVE PLAN

As Adopted by the Compensation Committee on April 19, 2007

1. PURPOSE

The purpose of this Plan is to improve the return to the Company’s stakeholders by giving incentives to key employees of the Company to deliver superior performance, and by attracting and retaining in the employ of the Company, people of outstanding experience and ability. Quantitative and qualitative objectives, i.e., standards of performance, are set at such a level as to require the employees to excel in attaining them. For these ends, the Plan provides a means of rewarding those who contribute through their individual performance to the objectives of the Company. This Plan takes into account the discontinuation of the Company’s CareScience business on March 30, 2007.

2. DEFINITIONS

Unless the context otherwise requires, the words which follow shall have the following meaning: Plan - This Annual Incentive Plan for Key Employees and Management.

Division - An organizational unit, i.e., business product units.

Board - Board of Directors of the Company. CEO - Chief Executive Officer of the Company

Corporate - The organizational unit of the Company that is responsible for all divisions of the Company.

Company - Quovadx, Inc.

Plan Year - The fiscal year of the Company, which at the discretion of the CCB may be divided into two six-month Plan Periods, each representing 50% of the Target.

Plan Period - A six-month performance-measurement period as determined by the CCB and specified on Schedule A.

Incentive Compensation Fund - The total amount accrued during the Plan Year from which bonuses may be awarded to Participants.

Participant - A person selected in accordance with Paragraph 4 of the Plan to receive a cash bonus in accordance with this Plan.

Target - Incentive goal, as defined in the Participant’s employment agreement or if no employment agreement otherwise established in writing, in meeting 100% of Plan Year quantitative and/or qualitative objectives. Target bonuses under the executive employment agreements range from 30 to 50% of the executive’s base salary.

Employee - Full-time employee employed by the Company.

Compensation Committee of the Board (CCB) - Committee appointed by the Board to administer compensation plans of the Company.

3. ADMINISTRATION AND INTERPRETATION OF THE PLAN

The CCB shall have the power to, (i) approve eligible Participants, (ii) recommend for approval payments under the Plan, (iii) establish the amount of the Incentive Compensation Funds, (iv) interpret the Plan, (v) adopt, amend and rescind rules and regulations relating to the Plan, (vi) delegate administrative management as appropriate, and (vii) make all other determinations and take all other actions necessary or desirable for the Plan-s administration. The CCB approves and reports the final results to the Board as appropriate.

The decision of the CCB on any question concerning the interpretation and administration of the Plan shall be final and conclusive. The CCB’s determinations may differ in the CCB’s sole discretion between different Participants, irrespective of whether they are similarly situated. Nothing in the Plan shall give any employee his/her legal representative or assigns, any right to a bonus or otherwise to participate in the Plan or share in the Incentive Compensation Fund except as the CCB may determine after the conclusion of the Plan Year.

4. ELIGIBLE PARTICIPANTS

Participants will be those persons who are recommended to the CCB by the CEO as being in the position to have a significant impact directly or indirectly on profits and Company performance, and are approved by the CCB to receive a cash bonus under the Plan.

Except as the CCB may otherwise determine, Participants for any Plan Year must serve as a key executive employee of the Company. Participants for any Plan Year must be active employees of the Company when the actual bonus payment is made for such Plan Year.

The CCB may decide to award a prorated bonus to a Participant who is newly hired or transferred from one organization within the Company to another during a Plan Year, based on each organization’s results. Prorated bonuses may also be awarded to persons who retire under a retirement plan of the Company during a Plan Year and to the estates of persons who die during a Plan Year.

5. INCENTIVE COMPENSATION FUND ACCRUAL

An amount representing the Incentive Compensation Fund will be accrued by the Company during each Plan Year on the basis of the Company’s performance related to the current operating plan. Amounts accrued will be adjusted to reflect additions or changes of Participants in this Plan and any changes to the Company’s operating plan.

6. MEASUREMENT CRITERIA

Awards paid from this Plan to designated Participants are paid through a formula percentage of individual performance and/or overall performance of the Company.

Participants recommended by the CEO, and approved by the CCB, will fall into payment under this plan based on targeted goals as stated in Schedule A attached herein.

The CCB, in its discretion, may establish goals for the entire Plan Year, or may establish goals for the initial Plan Period, and upon completion of such Plan Period for the subsequent Plan Period.

7. DETERMINATION OF INCENTIVE COMPENSATION AWARDS

Awards will be made to Participants on the basis of Company results, excluding incremental expenses related to the contemplated Project Quartzite strategic alternatives expenses, except for retention plan accruals.

In no event shall the sum of bonuses awarded to all Participants exceed the amount accrued during the Plan Year in the Incentive Compensation Fund unless by approval of the Board. The Board in its discretion may determine at any time during the Plan Period to reduce the accrual.

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8. PAYMENT OF INCENTIVE COMPENSATION AWARDS

Bonuses awarded under this Plan will be paid within 75 days after the end of the Plan Year, or if a deferral plan has been adopted deferred in whole or in part based on a written request for deferral submitted no later than six months before the end of the Plan Year by the Participant and approved by the Company for those who may be eligible for such deferred plan, if any. Eligible Participants must be employed by the Company at the time of payment to receive any award benefits of this Plan.

Any amounts paid as incentive compensation under this Plan shall be considered as compensation to the Participant for the purpose of Company’s retirement plan, if any, and such deferred compensation programs unless and to the extent that such compensation is expressly excluded by the provisions of the retirement plan or the instructions establishing such programs, but such amounts shall not be considered as compensation for purposes of any other incentive or other benefits unless the written instrument establishing such other plan or benefits expressly includes compensation paid under this Plan.

Executives have established measurement criteria based on the overall performance of the Company as stated in Schedule A applicable to the Plan Year, or as applicable any Plan Period. If the Company net income/loss from continuing operations plan is not met, there will be no payment under this plan.

Bonus Payments will be calculated by the formula listed below:

	Net Income/(Loss) from Cont Ops
	Plan Achievement	Bonus Calculation
	100%	100%

	Revenue Plan Achievement	Bonus Calculation
	100%	100%

9.	TRUST ARRANGEMENT TRUST AGREEMENT

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

10. NON-ASSIGNABILITY

No bonus awarded under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company.

11. PAYMENT TO PARTICIPANTS

Participants awarded payments under this plan must be employed by the Company on the day payment for this Bonus Plan is paid to the individual. If the person is not an employee of the Company on date of payment, then all perceived, calculated and/or otherwise communicated payment will not be paid and will be considered null and void.

12. NO RIGHT TO EMPLOYMENT

Nothing in the Plan, or in any notice of award pursuant to the Plan, shall confer upon any person the right to continue in the employment of the Company, nor affect the Company’s right to terminate the employment of any person.

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13. ANNUAL REVIEW OF PLAN

Each year the CCB will review and recommend modifications of the criteria and/or target and maximum award percentages. Each Participant will be furnished with a copy of the foregoing provisions of the Plan.

APPROVAL:
	By:	________/s/ Charles J. Roesslein____________________
Chair, Compensation Committee of the Board of Directors
Quovadx, Inc.

	Date:	_________April 19, 2007___________________________

Schedule A	Year 2007 Participants & Performance Criteria – Initial Plan Period

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QUOVADX, INC. EXECUTIVE MANAGEMENT 2007 ANNUAL BONUS INCENTIVE PLAN

As Adopted by the Compensation Committee on April 19, 2007

SCHEDULE A

     Participants & Performance Criteria Six-Month Plan Period Commencing January 1, 2007 Comprising 50% of 2007 Target

Participants:
Harvey A. Wagner	Chief Executive Officer and President
Matt Pullam	Chief Financial Officer, Executive Vice President, and Treasurer
Afshin Cangarlu	President - Integration Solutions Division
Cory Isaacson	President- Rogue Wave Software Division
Linda K. Wackwitz	Executive Vice President, Chief Legal Officer and Secretary
Karen M. Wilcox	Vice President - Human Resources

Performance Criteria:

Bonuses for these Participants are calculated as a percentage of each Participant’s Target for the Plan Period based on attainment of planned revenue and net income/(loss) from continuing operations, using the following criteria:

President & CEO	Paid at 100% on Total Company Financial Performance:
Division Presidents	· Fiscal Year targeted Revenue, and will carry a weight factor for
CFO	payment of 40% of the total Company Performance payment
EVPs, VP Corporate	· Fiscal Year targeted Net Income/(Loss) from Continuing
Operations will carry a weight factor for payment of 60% of the total
Company Performance payment.

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